UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2020

Fulgent Genetics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37894	81-2621304
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4978 Santa Anita Avenue Temple City, California	91780
(Address of principal executive offices)	(Zip Code)

(626) 350-0537

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, par value $0.0001 per share	FLGT	The Nasdaq Stock Market (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 2.01.        Completion of Acquisition or Disposition of Assets.

On October 20, 2020, Fulgent Genetics, Inc. (“Fulgent”) closed escrow relating to an Agreement for Purchase and Sale of Property (the “Purchase Agreement”) for the purchase of real property located at 4399-4401 Santa Anita Avenue, El Monte, California (the “Property”) from 4401 Santa Anita Corporation, a California corporation (the “Seller”). Fulgent paid an aggregate of $15.4 million in exchange for the Property which consists of approximately 61,612 total square feet of building situated on 2.6 acres of land. As previously reported in its Current Report on Form 8-K filed with the Securities and Exchange Commission on July 27, 2020, in connection with the signing of the Purchase Agreement Fulgent provided a refundable $350,000 deposit to Seller. In connection with the closing of escrow, Fulgent paid the remaining amount owed pursuant to the Purchase Agreement of $15.0 million to Seller.

A copy of the Purchase Agreement is filed herewith as Exhibit 2.1, and is incorporated by reference as though fully set forth herein. The foregoing description of the agreement is not intended to be completed and is qualified in its entirety by the complete text of the Purchase Agreement.

Item 9.01.        Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Description

2.1*	Agreement for Purchase and Sale of Property, dated July 23, 2020.

*

Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fulgent Genetics, Inc.

Date: October 21, 2020	By:	/s/ Paul Kim
Name: Paul Kim
Title: Chief Financial Officer